                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                            (Amendment No.          )*
                                          ---------

                              HMG WORLDWIDE CORP.
           --------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
           --------------------------------------------------------
                          (Title of Class of Securities)

                                   458-774-00
           --------------------------------------------------------
                                 (CUSIP Number)

     Sol Kest, 5150 Overland Avenue, Culver City, CA 90230, (310) 204-2050
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               11-15-96 and 11-22-96
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                              Page 1 of     Pages
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CUSIP No. 458-774-00                  13D                 Page     of     Pages
          ---------                                            ---    ---

     Great Court Analysis, LLC
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
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 (3) SEC Use Only

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 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
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 (6) Citizenship or Place of Organization
     California limited liability company
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Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             540,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                   0
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             540,000
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                   0
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(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                     540,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     7.1% (7,600,000 divided by 540,000 = 7.1%)
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     00
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                          Page     of     Pages
                                                               ---    ---

ITEM 1.  SECURITY AND ISSUER

         Common Stock
         HMG Worldwide Corp.
         475 Tenth Ave., New York, New York 10018-1184


ITEM 2.  IDENTITY AND BACKGROUND

         (a) Great Court Analysis, LLC, a California limited liability company
         (b) 5150 Overland Avenue, Culver City, CA 90230, Attn: Sol Kest
         (c) Investment
         (d) no
         (e) no


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Personal Funds
         $675,000



ITEM 4.  PURPOSE OF TRANSACTION

         Investment




ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         Acquired 540,000 shares of Issuer in two transactions:
         440,000 shares on 11/15/96 and 100,000 shares on 11/22/96



ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         none




ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         none




                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                          11-25-96
                                       ----------------------------------------
                                       (Date
                                         /s/ Sol Kest
                                       ----------------------------------------
                                       (Signature)
                                        Sol Kest, a Managing Member
                                       ----------------------------------------
                                       (Name/Title)